EXHIBIT 99.1

For Immediate Release	Contact:

February 7, 2008	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO, INC. ANNOUNCES ADDITIONAL $500 MILLION

SHARE REPURCHASE AUTHORIZATION

Pawtucket, R.I. (February 7, 2008) -- Hasbro, Inc. (NYSE:HAS) announced that its Board of Directors has authorized the Company to repurchase an additional $500 million in common stock.  Repurchases of the Company’s common stock may be made from time to time, subject to market conditions.  These shares may be purchased in the open market or through privately negotiated transactions.  Hasbro has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company’s common stock.  The Company may suspend or discontinue the repurchase program at any time.

“This program reflects the continuing commitment of the Board of Directors and Hasbro management to pursue opportunities that create value for our shareholders,” said Alfred J. Verrecchia, President and Chief Executive Officer.

The Company announced a $500 million share repurchase authorization in August 2007, which has $48.3 million remaining in the authorization.  Since May 2005, the Company has spent $1.152 billion to repurchase 48,495,100 shares (not including $200 million spent to retire the Lucas warrants for 15,750,000 million shares in May 2007).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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